FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1
Contact:
Scott D. Kantor
Vice President, Finance
LeCroy Corporation
Tel:  845-425-2000


           LECROY REPORTS RECORD OPERATING INCOME AND GROSS MARGIN IN
                         FOURTH QUARTER OF FISCAL 2004

        SERIAL DATA TEST SOLUTIONS DRIVE STRONG REVENUE AND MARGIN GROWTH


CHESTNUT RIDGE, NY, AUGUST 4, 2004 - LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, today announced financial results for its fourth quarter and fiscal year ended June 30, 2004.

o Orders increased 23 percent to $34.6 million compared with $28.2 million in the fourth quarter last year. For fiscal year 2004, product orders, which comprised 96 percent of total orders, grew 21 percent to $121.5 million from $100.2 million a year ago.

o Revenues for the year grew 16 percent to $124.9 million from $107.9 million last year. Revenues for the fourth quarter rose 17.6 percent to $34.9 million from $29.7 million in the fourth quarter of fiscal 2003.

o Gross margins for the fourth quarter increased to 58.7 percent from 57.8 percent in the fourth quarter last year.

o Operating income for the fourth quarter nearly quadrupled to $4.0 million from $1.1 million in the same period last year, which included a charge of $800,000 for net severance and plant closing costs.

o Income from continuing operations for the fourth quarter rose to $2.6 million compared with $726,000 in the fourth quarter of fiscal 2003.

o Income from continuing operations applicable to common stockholders for the fourth quarter increased to $0.22 per diluted share from $0.02 per diluted share in the fourth quarter of 2003.


COMMENTS ON THE FOURTH QUARTER

"The fourth quarter was a great ending to the most successful year in LeCroy's history," said President and Chief Executive Officer Tom Reslewic. "Our operating performance reached record levels in a number of key areas, and our balance sheet is strong with no bank debt and $38.1 million in cash and marketable securities. We delivered three new oscilloscope platforms to the market during the year, thereby successfully executing our strategy to increase our addressable share of the oscilloscope market. With 94 percent of fourth-quarter product orders coming from products introduced during the last two years, LeCroy has clearly illustrated its product generation ability. Most important during the course of the year, LeCroy has seen serial data test applications become the dominant drivers of our business."

LeCroy Reports Record Operating Income and Operating Margin in Fourth Quarter of Fiscal 2004 / 2


"In the fourth quarter, total orders grew 23 percent from the same period last year," added Reslewic. "Gross margins increased to 58.7 percent from 57.8 percent a year ago as we posted our sixth consecutive profitable quarter and sixth consecutive quarter of year-over-year gross margin growth. Operating margin improved to 11.5 percent - the highest level in more than four years - and we concluded the fiscal year with $38.1 million in cash and marketable securities."

"We saw strong top-line results across all of our geographic regions in the fourth quarter," said Reslewic. "We posted our eighth consecutive quarter of year-over-year order growth in North America as orders in this region increased nearly 14 percent from the fourth quarter of fiscal 2003. European orders in the fourth quarter were up 16 percent from last year. It was also another strong quarter in Japan and the Asia Pacific region. In Japan, orders grew 35 percent from the fourth quarter last year, and orders from customers in the Asia Pacific region rose 11 percent from the fourth quarter last year."

LECROY'S GROWTH STRATEGY

"Having nearly completed our three-year plan to enter new segments of the oscilloscope market at the high and low ends and to transform the operational performance of LeCroy, we are now charting our course beyond oscilloscopes and into a broader range of test tools to solve a more complete range of serial data test problems," said Reslewic. "LeCroy's future Wide-Band Oscilloscopes and Ultra-Wide-Band Oscilloscopes will set the pace for making the critical signal integrity measurements that are of fundamental importance to serial data systems designers. We also will introduce new versions of dedicated Serial Data Analyzers at the highest end of the market that will include extensive capabilities far beyond those of today's time domain instruments. Of course, LeCroy will continue to innovate across its entire oscilloscope line to deepen the penetration of our mid-range and low-end products into the overall market. We expect to continue to deploy Serial Data test tools in the form of hardware and software packages that can be fitted to our entire oscilloscope product line to enable Serial Data conformance testing and signal integrity analysis."

"The market for serial data test solutions is largely driven by expanding consumer interest in digital audio, video and imaging," continued Reslewic. "Storing, sharing and using these digital files require high-speed and low-cost transport of digital data. New and existing serial data standards and devices are being rapidly developed and deployed every day in numerous industry segments, including Computers, Semiconductors, Consumer Electronics, Data Storage Devices and Automotive Electronics. Developers need to test their devices for compliance and compatibility with these standards and must employ various test tools to diagnose the performance of their designs. Because the signals racing through the devices are long and highly complex, LeCroy's expertise in WaveShape Analysis is uniquely applicable to solving these problems."

"Today, a significant portion of LeCroy's revenue comes from serial data test solutions, led by sales of our highly successful families of Serial Data Analyzers (SDAs) and Disk Drive Analyzers (DDAs)" said Reslewic. "During the fourth quarter, we released two new products for the serial data market, including the industry's most complete PCI Express conformance test package. This product has received exceptionally positive reviews from customers. The automotive market's reception to our new CANbus serial data solution for the WaveRunner family also has exceeded our expectations. Our CANbus analyzer is the premier serial data solution in the automotive electronics test market."

LeCroy Reports Record Operating Income and Operating Margin in Fourth Quarter of Fiscal 2004 / 3


"In summary, we see the development and deployment of Serial Data standards and devices to be the most important trend in our markets for the foreseeable future," added Reslewic. "Today, we are squarely positioned as a technology leader in this space and we intend to capture a significant share of this growing market in the future."

TWELVE-MONTH RESULTS

For the twelve months ended June 30, 2004, LeCroy reported revenues of $124.9 million and operating income of $12.6 million. For the twelve months ended June 30, 2003, the Company reported revenues of $107.9 million and an operating loss of ($2.8) million, which included charges of $3.5 million for net severance and plant closing costs and $2.3 million for impaired intangible assets.

Income from continuing operations for the twelve months ended June 30, 2004, was $7.9 million, or $0.02 per diluted share applicable to common stockholders after the $7.7 million premium paid to repurchase all outstanding shares of the Series A Redeemable Convertible Preferred Stock in the first quarter of 2004. For the twelve months ended June 30, 2003, the Company reported a loss from continuing operations of ($1.8) million, or ($0.37) per diluted share applicable to common stockholders after $2.1 million in charges related to the convertible Preferred Stock.

BUSINESS OUTLOOK AND FINANCIAL GUIDANCE

"LeCroy entered fiscal 2005 with strong market momentum," continued Reslewic. "Product orders in July, the first month of the new fiscal year, were the highest for that month in our history. Looking ahead, we expect customer demand to continue to increase throughout our product line and across all geographies," continued Reslewic. "We began the year with the most impressive list of innovations, the most appropriate technology and the industry's widest array of serial data solutions. We plan to leverage these advantages in fiscal 2005 to continue to drive LeCroy's growth. Our product roll-out plan for fiscal 2005 is highly focused on serial data solutions in all of our target industry segments:
Computers and Semiconductors, Data Storage, and Automotive Electronics. We expect to launch some of the most exciting innovations in LeCroy's history, including several products that we anticipate will demonstrate unqualified technology leadership in serial data analysis."

"In the first quarter of fiscal 2005, we expect to continue producing top-line growth with improved margins and profitability. First quarter fiscal 2005 revenues are anticipated to increase -- in what is historically our weakest quarter -- by about 15 percent to approximately $31 to $32 million. We expect to report year-on-year operating income increases in the range of 35 to 50 percent, bringing operating income to approximately $2.7 to $3.0 million," concluded Reslewic.

LeCroy Reports Record Operating Income and Operating Margin in Fourth Quarter of Fiscal 2004 / 4


IMPORTANT CHANGES IN EQUITY-BASED COMPENSATION

LeCroy anticipates that in the future, companies will be required to recognize compensation expense for the fair value of stock options granted. In the past, LeCroy has used stock options to provide long term incentives (LTI) for management and employees. During the past two years of re-shaping LeCroy's management team and operating results, and despite the establishment of a new stock option plan in October 2003, the company has not issued a significant number of stock options. As it moves forward, LeCroy recognizes the importance of creating strong alignment between LeCroy employees and its shareholders and the Company strongly believes in the value of equity-based compensation to create that alignment. However, LeCroy believes it is likely that option expense methodologies will make conventional stock option grants consistent with the Company's past practices rather expensive relative to the compensation benefit seen by the employees. In addition, LeCroy is highly sensitive to the dilutive impact of granting a large number of stock options. Therefore, the Company has elected to use restricted shares as its primary vehicle to provide LTI for management and employees. LeCroy anticipates using a mix of programs ranging from time-vested share grants, comprising both graded and longer-term cliff vesting conditions, as well as performance-based share grants. Further information regarding the details of this program including any significant awards will be filed with the Company's Proxy statement. Consequently, in FY2005 LeCroy expects to incur non-cash expenses as a result of this equity-based incentive program of approximately $2.0 million. All guidance and projections relative to earnings and expenses (beginning with the guidance included in this press release) will include these charges, but LeCroy will identify the expenses on a quarterly basis to assist investors and industry analysts in evaluating its comparative business trends. In the first quarter of fiscal 2005 LeCroy expects to recognize a non-cash LTI charge of approximately $422,000.

CONFERENCE CALL INFORMATION

LeCroy Corporation will conduct a conference call to discuss the information contained in this news release today, Wednesday, August 4, 2004 at 10:00 a.m.
(ET). Investors who want to hear a webcast of the call should log onto www.lecroy.com and select "Investor Relations" at least 15 minutes prior to the broadcast. Investors should then follow the instructions provided to assure that the necessary audio applications are downloaded and installed. The call will be archived on the Investor Relations section of www.lecroy.com through August 30, 2004.

ABOUT LECROY CORPORATION

LeCroy Corporation is a worldwide leader in serial data solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company's core products are high-performance oscilloscopes and Serial Data Analyzers (SDAs) used by design engineers in the computer and semiconductor, data storage device, automotive and industrial, and military and aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" -- capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. Targeting a growing billion-dollar global market, LeCroy meets a broad spectrum of customer needs with four product families distributed primarily through a worldwide direct sales organization. LeCroy is headquartered in Chestnut Ridge, New York, and Company information is available at www.lecroy.com.

LeCroy Reports Record Operating Income and Operating Margin in Fourth Quarter of Fiscal 2004 / 5


SAFE HARBOR

This release contains forward-looking statements, including those pertaining to the Company's business outlook and financial guidance for the first quarter of fiscal 2005, LeCroy's ability to deploy Serial Data test tools that extend the Company's entire oscilloscope product line, the Company's ability to leverage its technology advantage and serial data solutions to drive its growth, its ability to introduce new products that enhance its leadership position in serial data analysis, and its expectations regarding future changes related to its equity-based incentive program.

All such forward-looking statements are only estimates of future results, and there can be no assurance that actual results will not materially differ from expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties including, without limitation, volume and timing of orders received, changes in the mix of products sold, competitive pricing pressure, the Company's ability to anticipate changes in the market, the availability and timing of funding for the Company's current products, the development of future products and the Company's ability to use intellectual property and protect its patent portfolio. LeCroy undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Further information on potential factors that could affect LeCroy Corporation's business is described in the Company's reports on file with the SEC.


CONDENSED FINANCIAL INFORMATION FOLLOWS . . .

LeCroy Reports Record Operating Income and Operating Margin in Fourth Quarter of Fiscal 2004 / 6





                               LECROY CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------
                                                                    Three months ended            Twelve months ended
                                                                        June 30,                        June 30,
In thousands, except per share data                                2004            2003           2004           2003
------------------------------------------------------------------------------------------------------------------------

Revenues:
    Oscilloscopes and related products                          $  31,830       $  27,144      $ 113,422      $  95,008
    Service and other                                               3,090           2,551         11,518         12,851
                                                                ---------       ---------      ---------      ---------
         Total revenues                                            34,920          29,695        124,940        107,859

Cost of sales                                                      14,420          12,518         52,594         50,989
                                                                ---------       ---------      ---------      ---------
         Gross profit                                              20,500          17,177         72,346         56,870

Operating expenses:
    Selling, general and administrative                            12,312          11,413         43,997         41,422
    Research and development                                        4,175           4,689         15,760         18,226
                                                                ---------       ---------      ---------      ---------
         Total operating expenses                                  16,487          16,102         59,757         59,648

Operating income (loss)                                             4,013           1,075         12,589         (2,778)

Other income (expense), net                                            84              77            (11)           (84)
                                                                ---------       ---------      ---------      ---------
         Income (loss) from continuing operations
           before income taxes                                      4,097           1,152         12,578         (2,862)
Provision for (benefit from) income taxes                           1,516             426          4,653         (1,059)
                                                                ---------       ---------      ---------      ---------
         Income (loss) from continuing operations                   2,581             726          7,925         (1,803)
Gain on sale from discontinued operations, net of tax                 119             129            119            129
                                                                ---------       ---------      ---------      ---------
         Net income (loss)                                          2,700             855          8,044         (1,674)

Charges related to convertible preferred stock                          -             519              -          2,069
Redemption of convertible preferred stock                               -               -          7,665              -
                                                                ---------       ---------      ---------      ---------
Net income (loss) applicable to common stockholders             $   2,700       $     336      $     379      $  (3,743)
                                                                =========       =========      =========      =========
Income (loss) per common share - basic:
    Income (loss) from continuing operations
         applicable to common stockholders                      $    0.23       $  $ 0.02      $    0.03      $   (0.37)
    Gain on sale from discontinued operations                        0.01            0.01           0.01           0.01
                                                                ---------       ---------      ---------      ---------
    Net income (loss) applicable to common stockholders         $    0.24       $    0.03      $    0.04      $   (0.36)
                                                                =========       =========      =========      =========

Income (loss) per common share - diluted:
    Income (loss) from continuing operations
         applicable to common stockholders                      $    0.22       $    0.02      $    0.02      $   (0.37)
    Gain on sale from discontinued operations                        0.01            0.01           0.01           0.01
                                                                ---------       ---------      ---------      ---------
    Net income (loss) applicable to common stockholders         $    0.23       $    0.03      $    0.03      $   (0.36)
                                                                =========       =========      =========      =========

Weighted average number of common shares:
              Basic                                                11,387          10,392         10,754         10,364
              Diluted                                              11,807          10,439         11,074         10,364


LeCroy Reports Record Operating Income and Operating Margin in Fourth Quarter of Fiscal 2004 / 7

                               LeCROY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


------------------------------------------------------------------------------------------------
                                                                    June 30,           June 30,
In thousands                                                          2004               2003
------------------------------------------------------------------------------------------------

                             ASSETS

Current assets:
         Cash and cash equivalents                               $     28,566     $     30,851
         Marketable securities                                          9,534                -
         Accounts receivable, net                                      24,675           20,523
         Inventories, net                                              21,978           24,720
         Other current assets                                          11,921           10,012
                                                                 -------------    -------------
                  Total current assets                                 96,674           86,106

Property and equipment, net                                            19,778           20,021
Other assets                                                           13,341           16,025
                                                                 -------------    -------------
TOTAL ASSETS                                                     $    129,793     $    122,152
                                                                 =============    =============

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Current portion of capital lease                        $        107     $         94
         Accounts payable                                              12,097           10,937
         Accrued expenses and other liabilities                        14,554           12,244
                                                                 -------------    -------------
                  Total current liabilities                            26,758           23,275

Deferred revenue and other non-current liabilities                      1,427            3,028
                                                                 -------------    -------------
                  Total liabilities                                    28,185           26,303

Redeemable convertible preferred stock                                      -           15,335

Stockholders' equity                                                  101,608           80,514
                                                                 -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $    129,793     $    122,152
                                                                 =============    =============
